Exhibit 99.1

EMISPHERE TECHNOLOGIES ANNOUNCES FOURTH QUARTER AND
YEAR END FINANCIAL RESULTS FOR 2003

Tarrytown, NY -- February 19, 2004 --- Emisphere Technologies, Inc. (NASDAQ: EMIS) today announced results for the fourth quarter and year ended December 31, 2003.  The Company also highlighted its progress related to development programs using its proprietary eligen™ oral drug delivery technology.

Elliot M. Maza, Chief Financial Officer, commented on the financial results, stating, “Last year, management tightened cost controls while maximizing research and development activity. Emisphere reduced net cash consumption by 54% compared to 2002 and ended the year with over $43 million in cash and investments.”

FOURTH QUARTER RESULTS

Emisphere reported a net loss of $9.2 million, or $0.51 per share, for the three months ended December 31, 2003, compared to a net loss of $12.0 million, or $0.67 per share, for the three months ended December 31, 2002.

Excluding impairment charges, restructuring charges and loss on sale of fixed assets, the net loss for the three months ended December 31, 2003 was $9.1 million, or $0.50 per share, compared to a net loss of $11.9 million, or $0.66 per share, for the same period in 2002.  The $2.8 million reduction in net loss resulted from a $4.0 million decrease in operating expense, partially offset by a $0.9 million reduction in contract research revenue and a $0.3 million increase in net investment expense.

Contract research revenue during the three months ended December 31, 2003 decreased by $0.9 million compared to the same period in 2002.  This decrease was primarily due to completion of recombinant human growth hormone (“rhGH”) clinical studies related to the Company’s collaboration with Eli Lilly and Company.

Operating expenses (excluding the non-cash charges listed above) during the three months ended December 31, 2003, were $8.1 million, compared to $12.1 million for the same period last year. The 33% decrease was primarily due to a decrease in research and development costs. The majority of this decrease resulted from the completion of Emisphere’s Phase III PROTECT Trial and related studies and the completion of rhGH clinical studies, and the subsequent staff reduction and closing of the Farmington, Connecticut facility (the “Farmington Facility”), both of which were announced in 2002.

Net investment expense during the three months ended December 31, 2003 was $1.0 million compared to $0.7 million during the three months ended December 31, 2002.  This increase of $0.3 million was primarily due to an increase in non-cash interest expense.

YEAR-END RESULTS

Emisphere reported a net loss of $44.9 million, or $2.48 per share, for the year ended December 31, 2003, compared to a net loss of $71.3 million, or $3.98 per share, for the year ended December 31, 2002.

Excluding impairment charges, restructuring charges and loss on sale of fixed assets, the net loss for the year ended December 31, 2003 was $39.4 million, or $2.18 per share, compared to a net loss of $65.2 million, or $3.64 per share, for the year ended December 31, 2002. The $25.8 million reduction in net loss resulted from a $30.6 million decrease in operating expense, partially offset by (i) a $3.0 million decrease in contract research revenue, plus (ii) a $1.8 million increase in net investment expense.

Contract research revenue for the year ended December 31, 2003 was $0.4 million, compared to $3.4 million for the year ended December 31, 2002. This decrease was primarily due to the completion of rhGH clinical studies related to the Company’s collaboration with Eli Lilly and Company.

Emisphere’s use of cash, cash equivalents and investments was $30.7 million in the year ended December 31, 2003, compared to $65.6 million for the same period ended December 31, 2002. As of December 31, 2003, Emisphere held cash, cash equivalents and investments totaling $43.0 million.

Operating expenses (excluding the non-cash charges listed above) during the year ended December 31, 2003 were $36.6 million, compared to $67.1 million for the same period last year. The 46% decrease was primarily due to a decrease in research and development costs. The majority of this decrease resulted from $15.8 million of reduced expenses resulting from the completion of Emisphere’s Phase III PROTECT Trial and related studies.  The balance of the decrease was due to the subsequent staff reduction and closing of the Farmington Facility, as well as the completion of rhGH clinical studies.

Net investment expense during the year ended December 31, 2003 was $3.4 million compared to $1.7 million during the year ended December 31, 2002.  This increase of $1.7 million was primarily due to a reduction in investment income and an increase in non-cash interest expense.

As of December 31, 2003, Emisphere had 117 employees.

Weighted average shares outstanding for the year-ended December 31, 2003 and December 31, 2002, were 18.1 million and 17.9 million, respectively.

Contract for Sale of the Farmington Facility

During the third quarter of 2002, management announced that it intended to dispose of the Farmington Facility.  The Farmington Facility discontinued operations in December 2002.

In December 2003, the Company accepted an offer from a real estate developer to purchase the

Farmington Facility and entered into a contract of sale.  The sale is conditioned on local town approval granting the buyer the right to rezone the property.  Emisphere recorded an impairment charge related to equipment previously used in the Farmington Facility of approximately $1.0 million in the second quarter of 2003.  Management believes that as of December 31, 2003, based on the contract price, a further impairment loss related to the carrying value of the land, building and related equipment is not necessary.

Management Changes During 2003

In December, Emisphere appointed Elliot M. Maza, J.D., C.P.A., as Chief Financial Officer to provide leadership in the areas of financial operations, financial planning and analysis, investor relations and corporate governance.  Also, during 2003, Emisphere elected three new independent board members. Mr. Arthur Dubroff was elected to the Board of Directors in September, and serves as Chairman of the Board’s audit committee as well as the Board’s financial expert.  Dr. Stephen Carter and Mr. Michael Black were elected to the Board of Directors in December, replacing Drs. Jere Goyan and Joseph Robinson, who have become consultants to Emisphere.

Clinical Program Highlights from 2003

The following highlight the progress made with Emisphere’s lead clinical programs during 2003:

• Oral Insulin:
•

March: Submitted an Investigational New Drug (IND) application to the United States Food and Drug Administration (FDA) to initiate Phase I clinical testing of an EMISPHERE™ oral insulin preparation in type 2 diabetic patients in the United States.  Initiated the first study in the United States of the EMISPHERE™ oral insulin capsule preparation in humans in May.

•

March: presented positive data from a clinical study conducted in type 2 diabetic patients evaluating a capsule preparation of insulin using the eligen™ oral drug delivery technology.  The study, conducted in Europe, evaluated one or two unformulated EMISPHERE™ oral insulin capsules (totaling either 5 mg or 10 mg) when dosed 30 minutes before a standardized 722 kilocalorie solid meal.  The study also compared groups who received EMISPHERE™ oral insulin to groups who received placebo or a leading fast-acting injectable insulin.  The data demonstrated that one or two capsules could impact post-prandial glucose and that the EMISPHERE™ oral insulin continued to demonstrate favorable pharmacokinetics with no reported serious adverse events. In addition, the data demonstrated that plasma insulin concentrations for the oral insulin peaked faster than fast-acting injectable formulations (30 minutes for oral versus 45 minutes for the fast-acting injectable formulations).  The study was presented at the Controlled Release Society’s Winter Symposium and 11th International Symposium on Recent Advances in Drug Delivery Systems.

•

June: presented data from two EMISPHERE™ oral insulin capsule studies at the Annual Meeting of the American Diabetes Association in New Orleans, LA.  The two studies were conducted in Europe.  The first study (“the overnight study”), a late-breaking submission presented in a poster session, was conducted to determine if the administration of the EMISPHERE™ oral insulin prototype capsules at bedtime could exert effects on overnight-fasting glucose homeostasis and insulin secretion in Type 2 diabetics. The overnight study summary conclusion was that the amount of oral insulin delivered was effective for a long enough period to reduce fasting glucose levels the following morning. The prototype of oral insulin was well-tolerated and no serious adverse events were reported. The second study (“the glucose clamp study”), presented in a plenary session, was a proof-of-concept study conducted in Type 2 diabetics to assess insulin secretion and resistance following the administration of two oral insulin prototype capsules containing a total of 11 mg insulin (300 units) when a simultaneous infusion of glucose was administered. The data demonstrated relative biopotency of oral insulin was 20% (median) in the first hour after administration, which is the most critical time period when the first-phase insulin response should be replicated in a Type 2 diabetic.  No adverse events were reported.

•

November: announced data from a study evaluating a tablet prototype of EMISPHERE™ oral insulin.  These data were presented at the 5th Annual Diabetes Technology Meeting in San Francisco.  Data from the study demonstrated that a practical tablet dosage form totaling 10 mg (300 U insulin/160 mg EMISPHERE® delivery agent) could reduce post-prandial glucose excursion (p<0.0005) when administered in the pre-prandial state 10 minutes prior to a standard, American Diabetes Association breakfast.

In the fourth quarter of the year, Emisphere initiated the first multiple dosing with the EMISPHERE™ oral insulin tablet prototype, to evaluate its safety, effect, and tolerability when dosed in Type 2 diabetics four times daily (ten minutes prior to breakfast, lunch and dinner, and at bedtime).  Data from this study was announced in January of 2004.

•

Oral Unfractionated (UF) Heparin and Low Molecular Weight (LMW) Heparin:  In the second half of the year, Emisphere completed a multiple arm study in Europe to evaluate new and improved solid formulations of UF heparin in humans, in tablet and capsule form. Since then, Emisphere has developed additional improved solid formulations.  Emisphere also conducted additional testing of LMW heparin in humans.

•

Oral Salmon Calcitonin: In February, Emisphere announced completion of a Phase IIa study with Novartis AG evaluating an oral tablet formulation of the peptide, salmon calcitonin, in post menopausal women.  The study demonstrated activity on bone markers over a three month dosing period when the peptide was delivered in combination with the EMISPHERE® delivery agent.  The data from the study demonstrated that in comparison to placebo, there was a significant reduction in bone markers observed for one of the doses.  Furthermore, only two serious adverse events were reported, neither of which were related to the EMISPHERE® delivery agent or to calcitonin.  Novartis presented these data at the Annual Meeting of the American Society of Bone and Mineral Research in September of 2003.

Emisphere also presented data from other clinical programs at academic meetings and formed new feasibility collaborations to evaluate various oral product candidates in the proof-of-concept stage.  In June, Emisphere announced the signing of a cooperative research and development agreement (CRADA) with the U.S. Army Medical Research Institute of Infectious Diseases to evaluate the use of the eligen™ technology to create oral vaccines against anthrax.

Michael M. Goldberg, M.D., Chairman and Chief Executive Officer of Emisphere, commented on the Company’s 2003 accomplishments: “During 2003, the Company made significant progress towards its goals of maximizing the application of its eligen™ oral drug delivery technology and enhancing the quality of life for millions of users of injectable drugs. We focused on conducting value-added clinical studies for our oral insulin program, evaluating new solid forms of oral heparin, advancing our other lead programs, and conducting feasibility research for potential partnering.  Our priority continues to be securing partnerships for our product candidates and advancing our unique technology.”

The eligen™ Technology

Emisphere’s broad-based oral drug delivery technology platform, known as the eligen™ technology, is based on the use of proprietary, synthetic chemical compounds, known as EMISPHERE® delivery agents, or “carriers”.  These molecules facilitate or enable the transport of the therapeutic macromolecules across biological membranes such as those of the gastrointestinal tract, and exert their desired pharmacological effect. Emisphere’s eligen ™ technology makes it possible to orally deliver a therapeutic molecule without altering its chemical form or biological integrity.

About Emisphere Technologies, Inc.

Emisphere Technologies, Inc. (Nasdaq:  EMIS) is a biopharmaceutical company pioneering the oral delivery of otherwise injectable drugs.  Emisphere licenses its proprietary oral drug delivery technology, the eligen™  technology, to partners who typically apply it directly to their marketed drugs.  Emisphere conducts proof-of-concept trials and other early-stage trials to advance the technology and increase value for potential partnering opportunities. Emisphere’s eligen™ technology has enabled the oral delivery of proteins, peptides, macromolecules and charged organics.  Emisphere and its partners have advanced oral formulations or prototypes of salmon calcitonin, heparin, insulin, parathyroid hormone, human growth hormone and cromolyn sodium into clinical trials.  Four oral drug formulations containing an EMISPHERE® delivery agent have been accepted for clinical testing in the U.S.  Emisphere has strategic alliances with world-leading pharmaceutical companies, including Novartis AG and Eli Lilly and Company. For further information, please visit www.emisphere.com.

Conference Call Information

Emisphere will hold a teleconference to discuss its fourth quarter and year end 2003 financial results on February 19, 2004 beginning at 10:30 a.m. Eastern Time (7:30 a.m. Pacific Time). A replay of the teleconference will be made available for one week and will be accessible two hours following the end of the call.

The dial-in information is as follows: Conference ID # 4489243
     U.S. and Canada: 800-231-5571; Replay: 877-519-4471
     International callers: 973-582-2703; Replay: 973-341-3080

Safe Harbor Statement Regarding Forward-looking Statements
The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 1-10615) filed on March 31, 2003.

###

For additional information, please visit Emisphere’s web site at

www.emisphere.com

-Tables to follow-

EMISPHERE TECHNOLOGIES, INC.

Selected Financial Information
For the three months and twelve months ended December 31, 2003 and 2002

(in thousands, except share and per share data)

Condensed Statement of Operations

	For the three months ended December 31,		For the twelve months ended December 31,

	2003	2002	2003	2002

	(unaudited)	(unaudited)
Contract research revenue	$(34)	$825	$400	$3,378

Costs and expenses:
Research and development	4,799	8,074	21,026	49,719
General and administrative expenses	2,100	2,363	9,727	11,242
Restructuring	(6)	(77)	(79)	1,417
Loss on impairment of intangible and fixed assets	100	103	5,439	4,507
Depreciation and amortization	1,216	1,661	5,806	6,185

	8,209	12,124	41,919	73,070
Operating loss	(8,243)	(11,299)	(41,519)	(69,692)

Investment income and expense:
Investment income and other income	352	493	1,882	3,044
Loss on impairment of investments		(32)		(222)
Loss on sale of fixed assets	(14)		(67)
Interest expense	(1,339)	(1,158)	(5,165)	(4,472)

	(1,001)	(697)	(3,350)	(1,650)
Net loss	$(9,244)	$(11,996)	$(44,869)	$(71,342)

Net loss per share, basic and diluted	$(0.51)	$(0.67)	$(2.48)	$(3.98)

Weighted average shares outstanding, basic and diluted	18,171,000	18,008,000	18,077,000	17,919,000

Condensed Balance Sheet

	December 31, 2003	December 31, 2002

Assets
Cash, cash equivalents, and investments	$43,008	$73,701
Prepaid expenses and other current assets	1,424	2,285
Equipment and leasehold improvements, net	13,324	23,282
Land, building and equipment held for sale, net	3,618	4,520
Assets under capital lease	681
Purchased technology, net	2,512	2,752
Other assets	1,482	1,426

Total Assets	$66,049	$107,966

Liabilities and Stockholders’ Equity
Current liabilities	$3,246	$5,324
Notes payable	38,345	33,181
Deferred revenue	125
Capital lease obligation -L/T	469
Deferred lease liability –L/T	1,057	1,921
Stockholders’ equity	22,807	67,540

Total liabilities and stockholders’ equity	$66,049	$107,966

###